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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF CAHILL GORDON & REINDEL]




                                February 20, 2001


                                                                  (212) 701-3000

Energy Partners, Ltd.
201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana  70170

                  Re:      Energy Partners, Ltd.

Ladies and Gentlemen:

         We have acted as counsel to Energy Partners, Ltd., a Delaware corporation (the "Company"), in connection with the Form S-8 Registration Statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended (the "Act"), 3,116,700 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), comprised of (a) shares issuable under the Company's 2000 Long Term Stock Incentive Plan, 2000 Stock Option Plan for Non-Employee Directors and Stock and Deferral Plan for Non-Employee Directors (collectively, the "Plans") and (b) bonus shares of Common Stock issued by the Company to certain employees of the Company (the "Bonus Shares").

         We have examined copies of such corporate records and made such inquiries as we have deemed necessary for purposes of rendering the opinion set forth below.

         Based upon the foregoing, in our opinion, the Bonus Shares of Common Stock issued by the Company are, and the shares of Common Stock to be issued by the Company when issued in the manner contemplated by the Plans will be, duly and validly issued, fully paid and non-assessable.

         In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation law of the State of Delaware, the applicable provisions of the Delaware Constitution and the judicial decisions interpreting these laws, and the federal laws of the United States of America.

         We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                             Very truly yours,


                                             /s/ CAHILL GORDON & REINDEL